Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of May 4, 2017, is entered into by and between Merrimack Pharmaceuticals, Inc., a Delaware corporation with a place of business at One Kendall Square, Suite B7201, Cambridge, Massachusetts 02139 (the “Company”), and Sergio L. Santillana (the “Employee”).

RECITALS

WHEREAS, the Company desires to employ the Employee on the terms and conditions, and for the consideration, hereinafter set forth, and the Employee desires to be employed by the Company on such terms and conditions and for such consideration.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.Term of Employment.  Subject to the terms and conditions hereinafter set forth, the Company hereby employs the Employee, and the Employee hereby enters into the employment of the Company, for an employment term commencing on June 12, 2017 (the “Effective Date”) and, unless earlier terminated in accordance with the provisions set forth in Section 7, continuing until December 31, 2017.  This Agreement shall renew automatically for successive one (1) year terms, unless either party shall give the other notice of non-renewal in accordance with Section 7. The initial term of this Agreement, together with any annual renewal terms of this Agreement, shall be referred to as the “Term of Employment.”  The Employee’s Base Salary (as defined below) for any renewal term shall be as agreed by the parties, provided that (i) the Base Salary shall in no event be less than the Base Salary the Employee received in the immediately preceding term, and (ii) in the absence of an agreement otherwise, the Employee’s Base Salary shall be the same as the Base Salary he received in the immediately preceding term.

2.Position.  During the Term of Employment, the Employee shall serve as the Chief Medical Officer of the Company and in such additional position(s) as he and the Company shall agree.

3.Scope of Employment.  During the Term of Employment, the Employee shall be responsible for the performance of all financial, managerial and administrative duties customarily performed by a Chief Medical Officer, together with such other duties as the Chief Executive Officer and the Employee shall agree.  The Employee shall be accountable to the Chief Executive Officer and shall perform and discharge, faithfully, diligently and to the best of his ability, his duties and responsibilities hereunder.  The Employee shall devote his full working time and efforts to the business and affairs of the Company and its affiliates.

4.Compensation.  As full compensation for all services to be rendered by the Employee during the Term of Employment, the Company will provide to the Employee, and the Employee will accept, the following:

(a)Base Salary.  During the Term of Employment, the Employee shall receive a base salary of $375,000 per calendar year, less all applicable taxes and withholdings (the “Base Salary”), paid in installments in accordance with the Company’s regularly established payroll procedure.  The Employee’s Base Salary shall be reviewed annually by the Company’s Board of Directors (the “Board”) and may be adjusted from time to time in accordance with normal business practices and taking into account then-current market factors, but in no event shall the Employee’s Base Salary be less than the Base Salary the Employee received from the Company in the immediately preceding year.

(b)Annual Discretionary Bonus.  During the Term of Employment, the Employee shall be eligible to receive a discretionary annual performance and retention bonus of up to 35% of his then-current Base Salary, at a time and under circumstances determined by the Board, in its sole discretion.  In order to receive this bonus, the Employee must be an active employee of the Company on the date any bonus is determined and no discretionary annual bonus shall be considered earned before such date.  Such discretionary bonus, if any, shall be paid no later than sixty (60) days following the date on which the Board approves such bonus. The Employee’s bonus for 2017 shall be prorated based on the Effective Date.

(c)Stock Options; Equity Grants.  Subject to approval by the Board, the Company will grant the Employee an option to purchase 450,000 shares of the Company’s common stock, with an exercise price equal to the fair market value per share on the date of the grant of the stock option. The stock option will vest over three years at the rate of 1/6th of the total number of shares granted on the six-month anniversary of the Effective Date and an additional 1/12th of the total number of shares granted at the end of each successive three month period following the six-month anniversary of the Effective Date until fully exercisable, subject to the Employee’s continued employment with the Company on the applicable vesting date.  This stock option shall be subject to the terms and conditions of the Company’s 2011 Stock Incentive Plan and the applicable Stock Option Agreement. The Employee shall be eligible to receive additional option grants or other equity grants at times and under circumstances determined by the Board, in its sole discretion.

(d)Tuition Reimbursement.  The Company shall reimburse the Employee up to $80,000 (the “Tuition Reimbursement”) for tuition for an executive MBA program (the “Program”) for purposes of helping improve the Employee’s knowledge and skills required for his role as Chief Medical Officer.  The Tuition Reimbursement shall be spread evenly across the number of semesters/tuition payments for the Program (e.g., $16,000 for each of five semesters/tuition payments).  The Employee shall submit an invoice from the educational institution along with proof of payment in a form acceptable to the Company.  The Employee must continue to demonstrate continued high job performance while participating in the Program, as determined by the Chief Executive Officer.  If, prior to the Employee’s graduation from the Program (the “Graduation”), the Employee voluntarily terminates his employment with the Company without Good Reason (as defined below) or the Company terminates the Employee’s employment for Cause (as defined below), the Employee shall repay to the Company within sixty (60) days following his last day of employment with the Company the entire amount of the Tuition Reimbursement received by him.  If, after the Graduation but prior to the one-year anniversary of the Graduation, the Employee voluntarily terminates his employment with the Company without Good Reason or the Company terminates the

Employee’s employment for Cause, the Employee shall repay to the Company within sixty (60) days following his last day of employment with the Company 2/3rds of the Tuition Reimbursement received by him.  If, on or after the one-year anniversary of the Graduation but prior to the two-year anniversary of the Graduation, the Employee voluntarily terminates his employment with the Company without Good Reason or the Company terminates the Employee’s employment for Cause, the Employee shall repay to the Company within sixty (60) days following his last day of employment with the Company 1/3rd of the Tuition Reimbursement received by him.  The Tuition Reimbursement is considered an advance and is not earned unless the Employee remains employed with the Company in accordance with this Section 4(d), to the maximum extent permitted by applicable law.

(e)Paid Time Off.  The Employee shall be eligible for paid time off in accordance with the Company’s Paid Time Off Policy contained within the Company’s Employee Handbook, as amended and/or superseded from time to time.

(f)Insurance.  The Employee shall be entitled to participate in, and receive benefits under, all Company sponsored insurance and benefit programs (i.e., health, dental, life, and disability) available to senior management employees of the Company, subject to and on a basis consistent with the eligibility requirements, terms, conditions and overall administration of such programs.

(g)Other Benefits.  The Employee shall be entitled to participate in, and receive benefits under, all Company employee benefit plans and arrangements (including but not limited to 401(k) and similar programs), available to senior management employees of the Company, subject to and on a basis consistent with the eligibility requirements, terms, conditions and overall administration of such plans, policies and arrangements.

5.Expenses.  The Employee shall be entitled to reimbursement by the Company for all reasonable expenses actually incurred by him on the Company’s behalf in the performance of his duties during the course of his employment by the Company, upon the prompt presentation by the Employee, from time to time and in accordance with the Company’s then-current reimbursement policies, of an itemized account of such expenditures together with all supporting vouchers and receipts.  All expense reimbursements shall be subject to the terms set forth in Section 5 of Exhibit C.

6.Restrictive Covenants/Other Conditions to Employment.  Notwithstanding anything to the contrary contained herein, the Employee’s employment hereunder is subject to and conditioned on the Employee’s (i) completion of a background check and drug screen analysis satisfactory to the Company, (ii) execution and delivery to the Company of the Non-Disclosure, Developments, Non-Competition and Non-Solicitation Agreement (the “Restrictive Covenants Agreement”) attached hereto as Exhibit A, and (iii) timely providing proof of his right to work in the United States.  The Employee further agrees that he shall sign all consents necessary to the accomplishment of any of the foregoing, and that, should he not satisfy the conditions set forth in this Section 6, he shall not commence employment and this Agreement shall be null and void, with no obligations owed to the Employee.

7.Early Termination.

(a)Death and Disability.  In the event of the Employee’s death during the Term of Employment, this Agreement shall terminate immediately.  If, during the Term of Employment, the Employee shall be unable for a period of more than any three (3) consecutive months or for periods aggregating more than twenty-six (26) weeks in a twelve (12) month period to perform the services provided for herein as a result of any illness or disability, the Company may terminate the Employee’s employment hereunder.  The Employee shall be considered unable to perform the services provided for herein if and whenever the Company reasonably determines, based upon the results of a medical examination performed by a mutually agreed-upon professional, that he is mentally or physically incapable of performing his duties hereunder.

(b)Termination for Cause.  The Employee may be terminated by the Company without notice for “Cause.”  The following, as determined by the Board in its reasonable judgment, shall constitute “Cause” for termination:

(i)Failure to Perform Duties.  The Employee’s material failure to perform (other than by reason of illness or disability) his duties to the Company, or his material negligence in the performance of his duties and/or responsibilities to the Company, provided that the Employee shall have had prior written notice and a reasonable opportunity of not less than thirty (30) days to correct any deficiency in such performance;

(ii)Breach of Employment Agreement or Restrictive Covenants Agreement.  The Employee’s material breach of this Agreement or the Restrictive Covenants Agreement;

(iii)Misconduct.  The Employee’s conviction for or plea of nolo contendere or guilty to any crime involving fraud, embezzlement or moral turpitude or any felony; or

(iv)Harmful Conduct.  Any conduct of the Employee that is materially harmful to the business, interests or reputation of the Company, provided that the Employee shall have had prior written notice and a reasonable opportunity of not less than ten (10) days to correct any such conduct.

(c)Termination By Company Without Cause.  The Employee may be terminated by the Company without “Cause” upon delivery of written notice to the Employee.  In the event the Employee is terminated without “Cause,” the Employee shall be entitled to receive the severance benefits set forth in Section 7(f) or 7(g), as applicable.  The Company’s decision not to renew the Term of Employment shall constitute a termination without “Cause.”

(d)Termination by the Employee for Good Reason.  This Agreement may be terminated by the Employee for “Good Reason” (as defined below), upon thirty (30) days’ prior written notice to the Company specifying any and all circumstances the Employee believes to constitute the basis for Good Reason, provided that the Company shall have the opportunity to cure the asserted Good Reason within the thirty (30) day period.  The Employee shall have “Good Reason” to terminate this Agreement in the event that the Company, without the express written consent of the Employee: (i) causes a material diminution of the Employee’s authority, duties or responsibilities; (ii) materially breaches this Agreement, including, without limitation, by materially reducing the Employee’s Base Salary; or (iii) relocates the Employee’s place of business by more than thirty (30) miles from the Company’s current Cambridge, Massachusetts office. Notwithstanding the foregoing, the Employee must give notice of his intention to resign within ninety (90) days after the occurrence of the grounds for termination for Good Reason, and resign within thirty (30) days after the expiration of the Company’s thirty (30) day cure period referenced above, or grounds for termination for Good Reason due to the circumstances specified in the notice are irrevocably waived. In the event the Employee terminates his employment for Good Reason, the Employee shall be entitled to the severance benefits set forth in Section 7(f) or 7(g), as applicable.

(e)Effect of Early Termination.  Except for a termination by the Company without “Cause” or by the Employee for “Good Reason,” in the event of any early termination of the Term of Employment, the Company’s obligations under this Agreement shall immediately cease and the Employee shall be entitled to only the Employee’s Base Salary and employment benefits which have accrued and to which the Employee is entitled through the date of such termination, including any bonus that may have been awarded but not yet paid.  These accrued salary and benefits shall be paid on or about the date of termination.  The Employee shall not be entitled to any other compensation or consideration, including any bonus not yet awarded that the Employee may have been eligible for had his Term of Employment not ceased, except as otherwise set forth in this Section 7(e).  In the event of an early termination of the Term of Employment due to the Employee’s death or disability, as set forth in Section 7(a), the Employee (or his estate, in the event of his death) will be eligible to receive a pro rata bonus determined in the manner set forth in the penultimate sentence of Section 7(f), which bonus shall be paid within thirty (30) days following the date of the Employee’s termination.

(f)Severance Benefits Prior to a Change in Control.  If the Term of Employment is terminated by the Company without “Cause” (as that term is defined in Section 7(b)) or by the Employee for “Good Reason” (as that term is defined in Section 7(d)), in each case prior to a Change in Control (as that term is defined in Exhibit B), the Employee shall be entitled to receive his Base Salary and all other employment benefits accrued through the effective date of such termination, which shall be paid on or about the date of termination.  In addition, provided the Employee executes and allows to become binding a severance agreement and release of claims drafted by and satisfactory to the Company (the “Release”) on or before the sixtieth (60th) day after the date of termination, then beginning on the first regularly scheduled payroll date that is sixty (60) days following the date of termination (such date, the “Payment Commencement Date”), for a period of twelve (12) months (the “Severance Period”), the Company shall: (i) pay to the Employee as severance pay his Base Salary in accordance with the Company’s regularly established payroll procedure and (ii) pay for coverage under any medical benefit plans provided pursuant to Section 4(f), provided the Employee is eligible for and elects to continue receiving such benefits pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et. seq., and provided further that the Employee continues to pay the applicable share of the premium for such coverage that is paid by active and similarly situated employees who receive the same type of coverage.  In addition, the Company shall pay to the Employee, on the Payment Commencement Date, a pro-rata bonus equal to (A) the average of the Employee’s annual bonus payments over each of the three (3) years prior to the year of termination (or, if the Employee is an executive officer, such lesser period during which the Employee served as an executive officer of the Company), or, if such termination occurs prior to the award of the Employee’s first annual bonus for 2017, the Employee’s target annual bonus for 2017, multiplied by (B) a fraction, the numerator of which is the number of days during the year during which the Employee remained employed by the Company and the denominator of which is 365.  The distribution of all severance benefits under this Section 7(f) shall be subject to the provisions of Exhibit C.

(g)Severance Benefits After a Change in Control.  If the Term of Employment is terminated by the Company without “Cause” (as that term is defined in Section 7(b)) or by the Employee for “Good Reason” (as that term is defined in Section 7(d)), in each case within the eighteen (18) month period following a Change in Control (as that term is defined in Exhibit B), the Employee shall be entitled to receive his Base Salary and all other employment benefits accrued through the effective date of such termination, which shall be paid on or about the date of termination.  In addition, provided the Employee executes and allows to become binding the Release on or before the Payment Commencement Date, the Company shall: (i) pay to the Employee as severance pay on the Payment Commencement Date a lump sum amount equal to thirty-six (36) months of his Base Salary; (ii) pay to the Employee on the Payment Commencement Date a bonus equal to (A) three (3) multiplied by (B) the average of the Employee’s annual bonus payments over each of the three (3) years prior to the year of termination (or, if the Employee is an executive officer, such lesser period during which the Employee served as an executive officer of the Company), or, if such termination occurs prior to the award of the Employee’s first annual bonus for 2017, the Employee’s target annual bonus for 2017; (iii) accelerate the vesting of all outstanding Company stock options, restricted stock or other equity awards granted to the Employee; and (iv) pay for coverage under any medical benefit plans provided pursuant to Section 4(f) for a period of eighteen (18) months following the Employee’s date of termination, provided the Employee is eligible for and elects to continue receiving such benefits pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et. seq., and provided further that the Employee continues to pay the applicable share of the premium for such coverage that is paid by active and similarly situated employees who receive the same type of coverage.  The distribution of all severance benefits under this Section 7(g) shall be subject to the provisions of Exhibit C.

8.Absence of Restrictions.  The Employee represents and warrants that he is not a party to any commitment or undertaking by which he is subject to any restriction or limitation upon his entering into this Agreement or performing the services required of him hereunder.

9.Amendments.  Any amendment to this Agreement shall be made in writing and signed by the parties hereto.

10.Applicable Law/Jury Trial Waiver.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflict of laws provisions thereof).  Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court.  THE COMPANY AND THE EMPLOYEE EACH HEREBY

IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING UNDER OR RELATING TO ANY PROVISION OF THIS AGREEMENT.

11.Entire Agreement.  This Agreement, together with the Restrictive Covenants Agreement attached hereto as Exhibit A and executed as a condition of the Employee’s employment, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of these agreements.

12.Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

13.Acknowledgment.  The Employee states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney.  The Employee further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

14.Miscellaneous.

(a)No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

(b)The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c)In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

MERRIMACK PHARMACEUTICALS, INC.

By:/s/ Richard Peters

Richard Peters

President and Chief Executive Officer

EMPLOYEE:

/s/ Sergio L. Santillana

Sergio L. Santillana

Exhibit A

Non-Disclosure, Developments, Non-Competition and Non-Solicitation Agreement

NON-DISCLOSURE, DEVELOPMENTS, NON-COMPETITION

AND NON-SOLICITATION AGREEMENT

This Non-Disclosure, Developments, Non-Competition and Non-Solicitation Agreement (the “Agreement”), dated as of June 12, 2017, is entered into by and between Merrimack Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Sergio L. Santillana (the “Employee”).

In consideration of the Employee’s employment with the Company and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Employee, the Employee hereby agrees as follows:

1.Condition of Employment.

The Employee acknowledges that his/her employment and the continuance of that employment with the Company is contingent upon his/her agreement to sign and adhere to the provisions of this Agreement.  The Employee further acknowledges that the nature of the Company’s business is such that protection of its proprietary and confidential information and goodwill with its customers and partners is critical to its survival and success.

2.Confidential Information.

(a)The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company and its operations and business or financial affairs (collectively, “Confidential Information”) is and shall be the exclusive property of the Company.  By way of illustration, but not limitation, Confidential Information may include models, systems, software and codes, or systems, software and codes in the course of development, or planned or proposed systems, software or codes, customer, prospect and supplier lists, contacts at or knowledge of customers or prospective customers, customer accounts and other customer financial information, strategic partners and/or collaborators, price lists and all other pricing, marketing and sales information, projections, results relating to the Company or any customer or supplier of the Company, databases, modules, products, programs, product improvements, product enhancements and/or developments, designs, specifications, processes, methods, techniques, operations, projects, plans, chemical compounds, chemical or biological materials, engineering data, clinical or technological data, research data, financial data, personnel information, and other confidential agreements or documents (including, without limitation, clinical trial protocols and unpublished patent applications).  Except as otherwise permitted by Section 5, the Employee will not disclose any Confidential Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or at any time after his/her employment with the Company, unless and until such Confidential Information has become public knowledge without fault by the Employee.  While employed by the Company, the Employee will use the Employee’s best efforts to prevent publication or disclosure of any Confidential Information.

(b)The Employee agrees that all Company Property (as defined below), whether created by the Employee or others, that shall come into the Employee’s custody or possession shall be and is the sole and exclusive property of the Company to be used only in the performance of the Employee’s duties for the Company.  “Company Property” means any and all written, photographic or any other record containing Confidential Information and shall include, but not be limited to, all agreements, notes, disks, files, letters, memoranda, reports, records, lists, data, drawings, sketches, notebooks, program listings, specifications, software programs, software code, computers and other electronic equipment, documentation, or other equipment or materials of any nature and in any form, containing Confidential Information.  Upon the earliest of the Employee’s termination or a request from the Company, the Employee will return to the Company any and all Company Property in the Employee’s custody or possession without retaining any copies thereof (including, without limitation, any electronic copy) and without using or allowing others to improperly use such Company Property.

(c)The Employee acknowledges that the Employee’s obligations with regard to Confidential Information that are set out in Sections 2(a) and (b) extend to all information, know-how, records and tangible property of customers of the Company or suppliers to the Company or of any third party who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.

3.Developments.

(a)The Employee will make full and prompt disclosure to the Company of all inventions, ideas, concepts, improvements, discoveries, methods, techniques, tools, formula, developments, enhancements, modifications, databases, processes, software and works of authorship, whether patentable or not, that are created, made, conceived or reduced to practice by the Employee or under the Employee’s direction or jointly with others during the Employee’s employment with the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

(b)The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of the Employee’s right, title and interest in and to all Developments and all related intellectual property rights.  Except as, and solely to the extent that, it may be necessary for the Employee to perform the Employee’s duties and fulfill the Employee’s obligations in the course of the Employee’s employment with the Company, the Company does not grant the Employee, and the Employee agrees that he/she will not receive, any license or right to use any Development or related intellectual property right.  The Employee hereby also waives all claims to moral rights in any Developments.  However, this Section 3(b) shall not apply to Developments that do not relate to the present or planned business or research and development of the Company and that are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Confidential Information.  This Section 3(b) also shall not apply to any inventions that the Employee conceived of prior to the Employee’s employment with the Company, which invention(s) the Employee shall disclose on Exhibit A attached hereto.  IF THERE ARE ANY SUCH INVENTIONS TO BE EXCLUDED UNDER THIS AGREEMENT, THE EMPLOYEE SHALL INITIAL HERE; OTHERWISE IT WILL BE DEEMED THAT THERE ARE NO SUCH EXCLUSIONS. ____  The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state that precludes the requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 3(b) shall be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes.  To the extent allowed by law, the Employee hereby grants to the Company an exclusive (even unto the Employee), irrevocable, fully paid up, worldwide license to make, use and sell any and all inventions for which assignment cannot be effected.

(c)The Employee agrees to cooperate fully with the Company, both during and after the Employee’s employment with the Company, with respect to the procurement, maintenance and enforcement of all copyrights, trademarks, patents and other intellectual property rights (both in the United States and foreign countries) relating to any Development.  The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights and powers of attorney, that the Company may deem necessary or desirable in order to protect and enforce its rights and interests in any Development.  The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as the Employee’s agent and attorney-in-fact for all countries worldwide to execute any such papers on the Employee’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.  Should the Company engage in litigation to enforce any such intellectual property rights, the Employee agrees to appear and testify at no charge, but at the Company’s expense.

4.Non-Competition and Non-Solicitation.

(a)While the Employee is employed by the Company and for a period of twelve (12) months following the Employee’s termination or cessation of employment for any reason (voluntarily or involuntarily), the Employee will not, directly or indirectly:

(i)engage in any business or enterprise (whether as an owner, partner, officer, employee, director, investor, lender, consultant, independent contractor or otherwise, except as the holder of not more than 1% of the combined voting power of the outstanding stock of a publicly held company) that is competitive with the Company’s business, including, without limitation, any business or enterprise that develops, designs, produces, markets or sells any product or service competitive with any product or service developed, designed, produced, marketed or sold or planned to be developed, designed, produced, marketed or sold by the Company while the Employee was employed by the Company;

(ii)either alone or in association with others, recruit, solicit, hire or engage as an independent contractor, or attempt to recruit, solicit, hire or engage as an independent contractor, any person who was employed by the Company or engaged as an independent contractor for the Company at any time during the period of the Employee’s employment with the Company, except for an individual whose employment with or service for the Company has been terminated for a period of six (6) months or longer; and/or

(iii)either alone or in association with others, service, solicit, divert or take away, or attempt to service, solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company that were contacted, solicited or served by the Employee while the Employee was employed by the Company or about which the Employee had access to Confidential Information in the course of his/her employment with the Company.

(b)The geographic scope of this Section 4 shall extend to anywhere the Company or any of its subsidiaries is doing business, has done business or has plans to do business during the Employee’s employment with the Company.

(c)If any restriction set forth in this Section 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(d)The Employee agrees that during the non-competition and non-solicitation period, the Employee will give notice to the Company of each new job, contract assignment or other work (either as an employee, contractor or otherwise) the Employee plans to undertake at least ten (10) business days prior to beginning any such activity.  The notice shall state the name and address of the individual, corporation, association or other entity or organization (the “Entity”) for whom such activity is undertaken and the Employee’s proposed business relationship or position with the Entity.  The Employee further agrees to provide the Company with other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Employee’s continued compliance with his/her obligations under this Agreement.  During the non-competition and non-solicitation period, the Employee agrees to provide a copy of this Agreement to all person and Entities with whom the Employee seeks to be hired or do business before accepting employment or engagement with any of them.

(e)If the Employee violates any of the provisions of this Section 4, the Employee shall continue to be held by the restrictions set forth in this Section 4 until a period equal to the period of restriction has expired without any violation.

5.Scope of Disclosure Restrictions.

Nothing in this Agreement prohibits the Employee from communicating with government agencies about possible violations of federal, state or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings.  The Employee is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information the Employee obtained through a communication that was subject to the attorney-client privilege.  Further, notwithstanding the Employee’s confidentiality and nondisclosure obligations, the Employee is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

6.Other Agreements.

The Employee hereby represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any restrictive covenant agreement with any previous employer or other party relating to the non-disclosure of trade secret or confidential or proprietary information, non-competition and/or non-solicitation of customers, clients, employees or others.  The Employee further represents that the Employee’s performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any such restrictive covenant agreement, and the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

7.Employment At Will.

The Employee acknowledges that this Agreement does not constitute a contract of employment for any period of time and does not modify the at-will nature of the Employee’s employment with the Company, pursuant to which both the Company and the Employee may terminate the employment relationship at any time, for any or no reason, with or without notice.

8.General Provisions.

(a)Equitable Relief.  The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose.  The Employee agrees that any breach or threatened breach of this Agreement will cause the Company substantial and irrevocable damage that is difficult to measure.  Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies that may be available, shall have the right to specific performance and injunctive relief without posting a bond, as well as its reasonable attorneys’ fees incurred as a result of any such breach or threatened breach.  The Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

(b)Change in Terms/Conditions of Employment.  The Employee agrees that his/her  obligations under this Agreement shall continue in full force and effect in the event that the Employee’s job title, responsibilities, reporting structure, work location, compensation or other conditions of his/her employment with the Company change subsequent to the execution of this Agreement, without the need to execute a new agreement.

(c)No Conflict.  The Employee represents that the execution and performance by the Employee of this Agreement does not and will not conflict with or breach the terms of any other agreement by which the Employee is bound.

(d)Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect or impair the validity or enforceability of any other provision of this Agreement.

(e)Waiver.  No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.  Any waiver of any provision hereof shall be in writing and signed by the Company.

(f)Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including, without limitation, any corporation or entity with which or into which the Company may be merged or which may succeed to all or substantially all of its assets or business; provided, however, that the obligations of the Employee are personal and shall not be assigned by the Employee.

(g)Governing Law, Forum and Jurisdiction/Jury Trial Waiver.  This Agreement shall be governed by and construed as a sealed instrument under and in accordance with the laws of the Commonwealth of Massachusetts without regard to conflict of laws provisions.  Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court.  The Employee and the Company hereby expressly waive the right to a jury trial for any claim relating to his/her/its rights or obligations under this Agreement, or otherwise relating to the Employee’s employment or separation from employment with the Company.

(h)Captions.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(i)Entire Agreement.  This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement.  This Agreement may not be amended, modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

MERRIMACK PHARMACEUTICALS, INC.

By:/s/ Richard Peters

Richard Peters

President and Chief Executive Officer

EMPLOYEE:

/s/ Sergio L. Santillana

Sergio L. Santillana

Exhibit A

List of Prior Inventions and Original Works of Authorship

Title	Date	Identifying Number or Brief Description

Additional Sheets Attached

Signature of Employee:

Printed Name of Employee:

Date:________________________

Exhibit B

Definition of Change in Control

A “Change in Control” shall occur upon any of the following events, provided, in each case, that such event constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i):

(A)the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company or (2) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (C) of this definition;

(B)a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of this Agreement or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(C)the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).

Exhibit C

Payments Subject to Section 409A

Subject to this Exhibit C, severance payments or benefits under this Agreement shall begin only on or after the date of the Employee’s “separation from service” (determined as set forth below), which occurs on or after the termination of the Employee’s employment.  The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Employee under this Agreement:

1.      It is intended that each installment of the payments provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”).  Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

2.      If, as of the date of the Employee’s “separation from service” from the Company, the Employee is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

3.      If, as of the date of the Employee’s “separation from service” from the Company, the Employee is a “specified employee” (within the meaning of Section 409A), then:

(a)Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the Employee’s separation from service occurs, be paid within the Short-Term Deferral Period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A- l(b)(4) to the maximum extent permissible under Section 409A and shall be paid at the time set forth in this Agreement; and

(b)Each installment of the severance payments and benefits due under this Agreement that is not described in this Exhibit C, Section 3(a) and that would, absent this subsection, be paid within the six (6) month period following the Employee’s “separation from service” from the Company shall not be paid until the date that is six (6) months and one (1) day after such separation from service (or, if earlier, the Employee’s death), with any such installments that are required to be delayed being accumulated during the six (6) month period and paid in a lump sum on the date that is six (6) months and one (1) day following the Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth in this Agreement; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-l(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-l(b)(9)(iii) must be paid no later than the last day of the Employee’s second taxable year following the taxable year in which the separation from service occurs.

4.      The determination of whether and when the Employee’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-l(h).  Solely for purposes of this Exhibit C, Section 4, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Internal Revenue Code.

5.      All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

6.      The Company makes no representation or warranty and shall have no liability to the Employee or to any other person if any of the provisions of this Agreement (including this Exhibit C) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

7.      The Company may withhold (or cause to be withheld) from any payments made under this Agreement, all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or governmental regulation or ruling.